EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KAR AUCTION SERVICES, INC.

KAR Auction Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.    This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 14, 2016 (the “Certificate of Incorporation”).
2.    Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is OPENLANE, Inc. (hereinafter, the “Corporation”).

3.    This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    This Certificate of Amendment will become effective on May 15, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 10th day of May, 2023.

                    KAR Auction Services, Inc.

By:     /s/ Charles S. Coleman
Name:     Charles S. Coleman
Title:     Executive Vice President, Chief Legal Officer     and Secretary